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EXHIBIT 21


DEPOSIT GUARANTY CORP.
LIST OF SUBSIDIARIES


The following is a list of all subsidiaries of the Company as of December 31, 1995, and the jurisdiction in which they were organized. Each subsidiary does business under its own name.

NAME                                           JURISDICTION WHERE ORGANIZED
- --------------------------------------------   ----------------------------
Deposit Guaranty National Bank                 Mississippi
DGC Services Company                           Mississippi
Deposit Guaranty Mortgage Company of           Florida
  Florida, Inc. (inactive)
G & W Life Insurance Company                   Mississippi
Commercial National Corporation                Louisiana
CNC Acquisition Corp. (inactive)               Louisiana
Deposit Guaranty Arkansas Corp.                Arkansas
Deposit Guaranty Mortgage Company              Mississippi
Maxiprop, Inc.                                 Mississippi
First Mortgage Corp.                           Nebraska
First Mortgage Group                           Nebraska
Deposit Guaranty Investments, Inc.             Mississippi
Deposit Guaranty Student Loans, Inc.           Mississippi
Deposit Guaranty Leasing Company               Mississippi
Commercial National Bank in Shreveport         Louisiana
CNB Investments, Inc. (formerly Commercial     Louisiana
  National Brokerage Services, Inc.)
Commercial National Investment Services, Inc.  Louisiana
Citizens National Bank                         Louisiana
Merchants National Bank of Fort Smith          Arkansas
Merchants Investment Center, Inc.              Arkansas





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